Exhibit 10.4
Exhibit A
The Honorable Robert A. Pastrick
Mayor, City of East Chicago
4525 Indianapolis Boulevard
East Chicago, Indiana 46312
     RE: Gaming Vessel Development Project
Dear Mayor Pastrick:
     Since last fall Showboat Marina Partnership (“Showboat’) has had the privilege of pursuing the development of a casino gaming vessel to be docked on the shore of Lake Michigan in the City of East Chicago (“City”) at the Pastrick Marina, together with additional land-based facilities to support the gaming vessel (the “Project”). In connection with that effort, we have conducted numerous community informational forums during which we explained our concept of the project to the residents of the City and, even more importantly, received comments and suggestions from them concerning our proposal. Most recently, we had the opportunity to participate in the work of the several gaming tasks forces that you organized to make recommendations to your office with respect to the gaming proposal and the economic benefits expected to flow from this new industry. Based upon the recommendations of the Mayor’s Gaming Task Force, Investing in the People; we have engaged in negotiations with the City to identify and agree upon certain economic incentives that the City requires of Showboat in connection with the Project.
     This preliminary agreement (“Agreement”) is intended to memorialize the agreements between the City and Showboat concerning development of the Project.
A. ECONOMIC DEVELOPMENT CONTRIBUTION
     1. Upon commencement of gaming operations, Showboat agrees to contribute annually to and for the benefit of economic development, education and community development in the City an amount equal to three (3%) percent of Showboat’s adjusted gross receipts (as that term is defined in the Indiana Riverboat Gambling Act) (“Contribution”). (Based upon the pro forma financial projections for the Project which will be included in Showboat’s final application to the Indiana Gaming Commission, Showboat estimates that such Contribution will range from approximately six million ($6,000,000) dollars to seven and one-half million ($7,500,000)

The Honorable Robert A. Pastrick
April 8, 1994

dollars annually for the initial two and one-half years of operation and from approximately four million ($4,000,000) dollars to five million ($5,000,000) dollars annually thereafter.
     2. Showboat proposes that its Contribution be distributed as follows:
          a. One (1%) percent to the City. Showboat suggests that the City establish or select a board to determine the best use of these funds.
In addition to the City’s portion of the Contribution and as more particularly described later in this Agreement, Showboat agrees to cause certain programs to be instituted or projects to be commenced in 1994 and 1995 (or to provide the necessary funding therefore), without regard to the issuance of a gaming license to Showboat for the operation of the gaming vessel.
          b. One (1%) percent to the Twin City Education Foundation, Inc., (“TCEF”), an Indiana nonprofit corporation. TCEF will be independent of Showboat. Members of a seven member Board of Trustees of TCEF will be selected from or by the following entities or individuals:
•	Two representatives of two largest employers

•	Mayor

•	Common Council

•	Board of Trustees of the School City

•	Chamber of Commerce

•	East Chicago Education Foundation
In addition, at Showboat’s option, Showboat shall be permitted to name an individual to the Board of Trustees of TCEF
TCEF will focus on funding training programs that prepare workers for the 21st century. Training for riverboat-related jobs will not be funded by TCEF.
TCEF will administer as one of its programs a scholarship program (funded initially with a minimum of $50,000) for post-secondary education for residents of East Chicago. Showboat agrees that at least $25,000 shall be set aside annually from this scholarship fund for the benefit of qualifying eighth graders entering high school. Such funds will be placed in individual interest bearing trust accounts for the benefit of such qualifying students and will be made available to them as college scholarships upon their graduation from high school and enrollment in institutions of higher education; provided that they have

The Honorable Robert A. Pastrick
April 8, 1994

complied with the requirements of the scholarship program during their high school tenure.
Showboat further agrees that the balance of TCEF’s funds will be dedicated to educational programs (both academic and vocational) in and around the City, with priority being given to programs in the City and for City residents.
          c. One (1%) percent to the East Chicago Community Foundation, Inc. (“ECCF”), an Indiana nonprofit corporation. ECCF will be independent of Showboat ECCF will receive, evaluate and select for funding proposals from individuals or entities within the City, and will fund community development projects within the City. A fifteen-to-twenty-one member Board of Trustees will be selected by or from the following individuals or entities:
•	Various Neighborhood Leaders

•	Mayor

•	Common Council

•	Chamber of Commerce

•	Board of Trustees of the School City
In addition, at Showboat’s option, Showboat shall be permitted to name an individual to the Board of Trustees of ECCF. The majority of Board members will represent neighborhoods.
     3. Showboat intends to maximize the effectiveness of the funds contributed to TCEF and ECCF by “leveraging” such contributions, possibly by ratios as high as 5 to 1 depending upon the projects undertaken by such corporations. In this context “leveraging” includes using foundation funds as seed money that will attract other investment and using foundation funds to provide matching monies for university, governmental, and other endowments. The City and Showboat acknowledge, however, that such leveraging will be fully successful only if staff persons who are skilled and experienced in pursing and obtaining grants from governmental and other entities are employed by such corporations. Accordingly, Showboat will require as a continuing condition of its Contribution that an appropriate portion of the funds contributed to TCEF and ECCF shall be allocated to administrative and professional salaries to support the leveraging concept.
B. EAST CHICAGO SECOND CENTURY, INC.
     1. In addition to the Contribution described above, Showboat desires to be a catalyst for meaningful and significant economic, commercial and housing development in the City. In order to assist in the pursuit of these objectives, Showboat has formed East Chicago Second Century, Inc. (“Second Century”), a for-profit corporation. Showboat agrees to fund Second Century

The Honorable Robert A. Pastrick
April 8, 1994

annually in an amount equal to three-fourths (.75%) percent of adjusted gross receipts from its casino vessel operation.
     2. Showboat intends to maximize the effectiveness of Second Century by endeavoring to “leverage” the amounts with which Second Century is funded, possibly by as much as an 8 to 1 ratio. In this context leveraging means using funds as seed money and using Second Century funds as equity contributions in various projects. In order to accomplish this goal, Second Century will employ staff persons who are experienced in economic and housing development, with particular expertise in applying for and obtaining grants from governmental and other entities.
     3. Showboat agrees further that (i) all of Second Century’s development activities will be directed to sites located within the City, (ii) all projects pursued by Second Century will conform to the City’s development and master plans, and (iii) all projects will receive prior approval from the City. Showboat acknowledges that certain projects have already been Identified by the Mayor’s Gaming Task Force, which projects Second Century is prepared to undertake as priority projects in the manner manually determined by the City and Second Century.
     4. By execution of this Agreement, the City authorizes Second Century, at its option, to proceed with development of the Washington High School and Michigan Avenues sites, subject to all required regulatory approvals. Showboat agrees that all funds expended in connection with these projects will be funded by and through Second Century and that such expenditures will not diminish the amount of the Contribution in any way. Even if a gaming license is not granted, Showboat agrees that Second Century will proceed with the development of the Washington High School site.
C. ADDITIONAL COMMITMENTS BY SHOWBOAT
     1. Reimbursement of City Expenses. Showboat agrees to reimburse the City certain reasonable and necessary expenses incurred by the City in connection with development of the Project. These expresses include but are not limited to the following:
•	professional planning fees;

•	professional design fees;

•	engineering;

•	construction of infrastructure, utilities or other improvements at the Pastrick Marina or elsewhere and related to the Project;

•	legal fees and costs;

•	financial consulting fees;

The Honorable Robert A. Pastrick
April 8, 1994

•	consulting fees of other professionals whose services are deemed reasonably necessary by the City.
     2. Reimbursement of Payroll Expenses of City Planner. Showboat acknowledges that the City requires the services of a full-time City Planner, that the City currently does not employ anyone in that capacity, and that the City has no funds budgeted for such position for 1994. Accordingly, Showboat agrees that it shall provide the funds necessary to enable the City to hire a professional planner in 1994 at a cost to Showboat not to exceed $70,000 annually, with the understanding that the City will include the expenses of the professional planner in its 1995 municipal budget.
     3. Projects to be Funded in 1994 and 1995. The City has advised Showboat that certain projects and programs are of great importance to the residents of East Chicago. The City has required that Showboat agree to fund the following programs and projects regardless of the issuance of a gaming license to Showboat. Showboat agrees, therefore, to fund the following to a maximum of the estimated expenditures listed for each project or program:
          a. Healthy East Chicago Wellness Program, with estimated expenditures of $100,000 in 1994 and $100,000 in 1995.
          b. Comprehensive market development assessment for the Main Street/Broadway, Chicago Avenue/Indianapolis Boulevard, and Columbus Drive corridors, with estimated expenditures of $70,000 in 1994.
          c. City capital improvement projects as determined by the City, with expenditures of $250,000 in 1994 and $250,000 in 1995.
          d. Development of a small business incubator program at the abandoned Pepsi-Cola Bottling Plant building,1112 W. Chicago Avenue, with estimated expenditures of $250,000 in 1994 and $250,000 in 1995.
          e. Engineering fees related to the water marketing project for extension of the City’s water main to south Lake County, with estimated expenditures of $250,000 in 1994 and $250,000 in 1995.
     Showboat acknowledges that the foregoing is only a partial list of projects and programs which the City has identified. Showboat agrees to continue to cooperate with the Mayor’s Gaming Task Force and the City to accomplish these and certain other projects and programs described in Investing in the People as determined by the City.

The Honorable Robert A. Pastrick
April 8, 1994

     The City agrees that fifty (50%) percent of the funds expended by Showboat in connection with the projects and programs described in this paragraph shall be credited against the City’s one (1%) percent share of the Contribution payable to the City during the first and, if necessary, second years of operations. Credits will not be carried over to the third and later years of operations without the City’s approval. Expenditures that are not pre-approved by the City will not be eligible for the credit.
     4. Employment Assistance. Showboat agrees to assist the City in employing individuals required to staff positions necessary to carry out the projects and programs contemplated by this Agreement.
     5. Other Studies. Showboat agrees to reimburse the City for the costs of any studies not specifically described herein which the City is required to perform in connection with the Project. Such expenses incurred by Showboat shall be credited against the City’s one percent (1%) share of the contribution in the manner described in paragraph 3, above.
     6. Labor. Showboat agrees to use local, unionized labor in construction of the Project as well as the other projects to be undertaken by TCEF, ECCF and Second Century.
     7. Opening Day. The City and Showboat agree that time is of the essence in this Agreement Accordingly, Showboat agrees that it shall at all times exert its good faith efforts to cause the Project to be completed and open to the public for regular gaming operations on or before April 30, 1995. Showboat acknowledges that the agreement contained in this paragraph will require that Showboat continue to expend funds prior to the issuance of a gaming license, and Showboat hereby agrees to continue to make such expenditures.
     8. Assessment and Training Center. The Mayor’s Gaming Task Force has identified as a top priority the need to establish an assessment and training center for the benefit primarily of the youth, but ultimately of all residents, of the City. Showboat agrees to commence promptly the work required to organize and establish such center. Such expenses incurred by Showboat shall be credited against the City’s one percent (1%) share of the contribution in the manner described in paragraph 3, above.
     9. Training for East Chicago Residents. Showboat agrees to provide training scholarships in the form of cost-free training for residents of East Chicago who are hired as employees for the Project.

The Honorable Robert A. Pastick
April 8, 1994

D. COMMITMENTS BY THE CITY
     In consideration of the foregoing agreements made by Showboat, Showboat has asked that the City take certain actions for the benefit of the Project. Your Honor’s signature below will confirm that the City agrees to:
     1. Support Showboat’s application for an owner’s license to the Indiana Gaming Commission.
     2. Work diligently in a cooperative effort with Showboat to achieve the following:
          a. Continued progress and ultimate completion of the Clink Avenue extension project currently in the design phase;
          b. Construction or expansion of roadways to facilitate ingress to and egress from the gaming vessel site;
          c. Acquisition (either by conveyance or lease) of land necessary for convenient and efficient construction and operation of the Project;
          d. Construction of such infrastructure as is necessary to support the Project;
          e. Expedited issuance of permits and approvals from all governmental agencies having jurisdiction over the Project.
     3. Cooperate with and assist TCEF, ECCF and Second Century to facilitate the achievement of the respective goals and objectives of each entity to the extent that those goals are compatible with the City’s development goals.
     4. Cooperate with and assist TCEF, ECCF, and Second Century to achieve maximum “leveraging” of the funds made available to those corporations by Showboat and effective use of such corporations resources.
     5. Cooperate with Showboat to assure and promote public health, safety and welfare.
E. OTHER MATTERS
     1. Showboat acknowledges the City’s desire that gaming operations commence as promptly as possible and that the economic benefits of the Project begin to flow to the City and its residents as early as possible, with the expectation that gaming operations will commence not

The Honorable Robert A. Pastrick
April 8, 1994

later than April 30, 1995. Accordingly, Showboat and the City agree that time is of the essence of this Agreement.
     2. Showboat agrees that it shall continue its negotiations with the City and that, within 90 days of the date of this Agreement, the City and Showboat shall execute a definitive Development Agreement, setting forth specially and in detail all obligations of Showboat related to the development of the Project. The parties acknowledge that achieving this goal will require actions to be taken by governmental units and that if these actions are not completed in a timely manner, the time table may not be met.
     3. This Agreement is subject to the approval of the Board of Directors of Showboat, Inc, at its meeting April 26, 1994.
     We are excited about the opportunities that this Project presents for both the City and Showboat. If this letter accurately sets forth the basis provisions of our Agreements, I request that you sign the letter on behalf of the City and return a copy to me. Thank you for your efforts to date in support of this Project.
Respectfully submitted,

SHOWBOAT MARINA PARTNERSHIP

/s/ Thomas C. Bonner Thomas C. Bonner Executive Vice President and Chief Operating Officer 1802 East Columbus Drive East Chicago, Indiana 46312 (219)392-1111 April 8, 1994

Agreed to and accepted by, subject to the ratification of the Common Council of the City of East Chicago:

CITY OF EAST CHICAGO

/s/ Robert A. Pastrick Robert A. Pastrick Mayor

Date: [ILLEGIBLE]

Exhibit-A
April 18, 1995
The Honorable Robert A. Pastrick
Mayor, City of East Chicago
4525 Indianapolis Boulevard
East Chicago, Indiana 46312
     Re: Gaming Vessel Development Project.
Dear Mayor Pastrick:
     Pursuant to the economic development agreement executed April 8, 1994 (“Agreement”) , Showboat Marina Partnership (“Showboat”) undertook certain obligations, including the obligation to continue to cooperate with the Mayor’s Gaming Task Force (“Task Force”) to accomplish projects and programs described in Investing in the People, Showboat has negotiated with City Planner [ILLEGIBLE] Taylor, who was designated as the representative of the Task Force for this purpose. We wish to report to you that these negotiations have resulted in Showboat’s agreement to [ILLEGIBLE] the [ILLEGIBLE] on the attached list. As part of these negotiations, Mr. Taylor has advised us that the City does not wish Showboat to provide funding for the small business incubator program which had originally been scheduled for a total of $500,000 of funding. The $500,000 has been redirected to new items. When added to the previous items in the agreement the net amount of fixed sum commitments is more than $5,800.000
     In addition to these items, Showboat will commit to four community development project as follows:
     1. Washington School Site Residential Development. Showboat commits that East Chicago Second Century funds will be used to build approximately 68 townhouses for moderate income citizens from East Chicago on an abandoned school site. The project cost is estimated at $5,000,000.
     2. Michigan Avenue Retail Development: Showboat commits that East Chicago Second Century funds will be used to build a 5-to 8-unit retail center near the Showboat Marina Casino employee parking lot. The project cost is estimated at $4,000,000.
Post Office Box 777 East Chicago. N 46312 Phone(219) 392-1111 [ILLEGIBLE]

The Honorable Robert A. Pastrick
April 18, 1995

     3. Homebuyer Guarantee Program: In order to increase home ownership. Showboat will create a pool of $5,000,000 for a minimum of 250 East Chicago residents through a mortgage guarantee program of up to 25% of a home’s purchase price. The result of full utilization of this program would be $20.000,000 in the residential real estate market.
     4. Down Payment Assistance: As a further step in increased home ownership. Showboat will also create a pool of $500,000 to provide down payment assistance of 5% of the purchase price not to exceed $5000 for first-time home buyers who are employees of Showboat Marina Casino.
     Please note that Showboat has agreed that the four programs described above and the items listed on the attachment are not subject to the fifty percent (50%) credit against future incentive payments to the City contained in-the Agreement. As a publicly traded company, the expenditures described in this letter are subject to ratification by the Board of Directors of Showboat, Inc.
     In addition, at this time we. would like to take the opportunity to briefly summarize the revised estimates of the benefits that the City and its residents are expected to receive under the Agreement. These estimates are based upon our current revenue projections for the project, and could change as we continue to refine our research.
•	We estimate that the value of the 3% of adjusted gross gaming revenues that will be dedicated to City, the Twin City Education Foundation. and the East Chicago Community Foundation will range from $25.3 million to $28.7 million in the first 5 years of licensure.

•	We project that the additional .75% to be used for community investment will result in additional contributions ranging from $.6.6 million to $7.4 million over that same period.

•	The value of job training to be provided to employees is projected to be approximately $1.3 million. In addition. Showboat intends to develop a [Illegible] reimbursement program for non-gaming educational endeavors which will be open-ended. However, our experience at our other properties shows that the annual expenditure is likely to be approximately $50,000.

•	The contribution to the Cline Avenue Ramp is projected to be $3.5 million.

The Honorable Robert A. Pastrick
April 18, 1995

     Depending upon our success in achieving our revenue projections, which we believe are realistic for the East Chicago market, the net impact of the Agreement with the additions (and deletion) set forth in this letter has the potential to exceed $52 million. The five-year value of incentives per resident of the City of East Chicago is over $1500. These figures do not include anticipated leveraged funds of approximately $70,000,000, as estimated by our experts, nor have we included actual hard dollar investment in the Showboat Marina Casino project of approximately $100,000,000.
     In order to present a complete picture of the economic and community development benefits for the City of East Chicago, Showboat requests the opportunity to present a detailed update on the status of the project to the Common Council.
     It continues to be our pleasure to work with the City on this project.

Very truly yours, SHOWBOAT MARINA PARTNERSHIP
/s/ Thomas C. Bonuer
Thomas C. Bonuer Chief Executive Officer

Enclosure
cc: Russ Taylor

ITEMS TO BE PURCHASED BY SHOWBOAT FOR CITY

Item	Category	Description	Est. Cost
1.	Neigh.	Donation for Demolition	$200.000
2.	Neigh.	Graffted removal machine	$40.000
3.	Neigh.	Donation to New Addition Revitalization (RONA)	$60,000
4.	Neigh.	Rehao City Line League Fields	$120,980
5.	Neigh.	Landscape end Sidewalk Program	$150.000

		neighbourhood sub total	$560,360

6.	Law Ent.	Hire Gang and Violence Constant	$50,000
7.	Law Ent.	5 Police Cars and 2 5.A.R.E. Vans	$122,990
8.	Law Ent.	Hire Additional Policemen	$1,071,790
9.	Law Ent.	Additional Police Equipment: Evidence Collection Vehicle,. Mini Padav Wagon, Mobile Police station.	$164,320
10.	Law Ent.	Emergency Management Department	$100.000

		Law Enforcement sub-total	$1,508,100

11.	OPS	Ambulance	$64,650
12.	OPS	For Equipments Apparatus	$174,870
13.	OPS	Pumber Fire Truck	$180,000
14.	OPS	Drug Rehabilitation Program	$100.000
15.	OPS	Gamblers Anonymous Contribution	$50,000

		Othor Public Safety sub-total	$579,520

16.	Schools	School City Athletic van	$58,950
17.	Schools	Computer Hardware for Schools	$500,000

		School: sub-total	$558,950

18.	Int & East	Utility Boom Track	$69,450
19.	Int & East	Bowne Hyarautic Boat Handler	$150,000
20.	Int & East	Computer with 16 meo RAM Microchio	$3,700
21.	Int & East	Past Expenses of City Employee on Showboat	$1,230
22.	Int & East	Kennedy Avenue Matching funus for construction	$400,000
23.	Int & East	Computer Equipt. for Public Information Office	$12,020
24.	Int & East	Engineering Environment	$68,360
25.	Int & East	Digital Aerial Mapping	$125,000
26.	Int & East	Transportation System Maintenance Equipment	$57,000
27.	Int & East	New and Relocated Sites into new haroor	$404,800
28.	Int & East	Desk Top Publishing Equipment & Software	$50,000

		Intrastructure & Equipment sub-total	$1,349,580

		TOTAL ALL ITEMS	34,667,450

Configure an approval of phase 1

SIDE AGREEMENT: EAST CHICAGO SECOND CENTURY, INC.
     This Side Agreement (the “Agreement”), dated as of December 22, 1998, is entered into by and among Showboat Marina Partnership (“SMP”), Waterfront Entertainment and Development, Inc. (“Waterfront”), Thomas S. Cappas (“Cappas”) and Michael A. Pannos (“Pannos”).
RECITALS
     A. East Chicago Second Century, Inc. (“Second Century”) is a for-profit corporation, incorporated under Indiana Business Corporation Law on March 16, 1994 by Michael A. Pannos.
     B. Second Century was formed to develop housing in East Chicago, Indiana with funds from the gaming revenues of the casino riverboat owned and operated by Showboat Marina Casino Partnership in East Chicago, Indiana ( the “Project”)
     C. Second Century has never issued any of its stock.
     D. SMP, Waterfront, Cappas and Pannos are entering into this Agreement in connection with that certain Stock Purchase Agreement, dated as of the date hereof, entered into by and among Harrah’s Entertainment, Inc and Harrah’s Operating Company, Inc. and Margaret Louise Pannos, as Trustee of the Margaret Louise Pannos Trust, Michael A. Pannos, as Trustee of the Michael A. Pannos Trust, Samuel L. Cappas, as Trustee of the Samuel L. Cappas as Trustee of the Samuel L. Cappas Trust, Thomas S. Cappas, as Trustee of the Elizabeth Cappas Trust, Samuel L. Cappas and Peter T. Cappas, as Co- Trustees of the Thomas S. Cappas Grantor Trust, Thomas S. Cappas, as Trustee of the Thomas S. Cappas Trust dated may 1, 1987, Peter T. Cappas, Louis Gonzales and Robert Hoggs and Michael A. Pannos and Thomas S. Cappas ( the “Stock Purchase Agreement”).
AGREEMENT
     1. Each party to this Agreement agrees to take all actions within his/its control to effectuate, prior to the Closing Date (as defined in the Stock Purchase Agreement), the option with respect to Second Century, from among those set forth below, that is selected by the City of East Chicago, Indiana (“City”):
(a)	causing Second Century to be owned and operated by SMP or an affiliate of SMP;

(b)	causing Second Century to be owned and operated by the City; or

(c)	causing Second Century to be owned and operated by Pennos and Cappas.

     2. The obligations of the parties in the previous section are subject to the City not imposing any commercially unreasonable terms or conditions, or any terms or conditions that would be adverse to the gaming licenses of SMP or its affiliates, with respect to the option selected by the City.
     3. The parties shall cooperate in obtaining all consents and approvals from the City, the Indiana Gaming Commission and any other applicable regulatory authorities necessary in connection with the disposition of Second Century pursuant to the Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be duly executed as of the date first written above.

SHOWBOAT MARINA PARTNERSHIP

By SHOWBOAT INDIANA
INVESTMENT LIMITED PARTNERSHIP.
its Managing Partner

By SHOWBOAT INDIANA. INC, its
General Partner

By:	/s/ Colin V. Reed

Name: Colin V. Reed
Title:Executive Vice President

WATERFRONT ENTERTAINMENT AND
DEVELOPMENT,	INC

By:	Michael A. Pannos

Name:	Michael A. Pannos

Title:	President

/s/ Michael A. Pannos

Michael A. Pannos

/s/ Thomas S. Cappas

Thomas S. Cappas

Confirmation of Agreement and Implementation:
East Chicago Second Century, Inc.
     This Confirmation of Agreement and Implementation (the “Confirmation”), dated as of February 26, 1999, is entered into by and among the City of East Chicago (“City”) and the parties to a Side Agreement entered into as of December 22, 1998 (the “Side Agreement”), which parties are Showboat Marina Partnership, Waterfront Entertainment and Development, Inc. (“Waterfront”), Thomas S. Cappas, and Michael A. Pannos, collectively the “Side Agreement Parties.”
Recitals
A.	The Side Agreement Parties entered into the Side Agreement with respect to East Chicago Second Century, Inc. (“Second Century”), a for-profit corporation, incorporated under Indiana Business Corporation Law on
March 16, 1994. by Michael A. Pannos.

B.	The Side Agreement contained the following recitals with respect to Second Century:
1.	Second Century was formed to develop housing in East Chicago, Indiana, with funds from the gaming revenues of the casino riverboat owned and operated by Showboat Marina Casino Partnership in East Chicago, Indiana (the “Project”).

2.	Second Century has never issued any of its stock.
C.	The Side Agreement Parties agreed to take all actions within their control to effectuate the form of ownership and operation of Second Century that would be selected by the City.

D.	Based upon its review of the alternatives, the City has now selected option (c) in paragraph of the Side Agreement with respect to Second Century and has prepared the attached letter and report (Exhibit A), which have been transmitted to the Indiana Gaming Commission.

E.	It is now appropriate to confirm that the actions required by the Side Agreement have been taken and to effectuate the implementation of the City’s decision.

F.	Certain shareholders of Waterfront, namely, George Novogroden, Barry Porter, and the Estate of Nikos [ILLEGIBLE], have withdrawn from and disclaimed any interest in Second Century pursuant to a Withdrawal Agreement executed by them (“Withdrawing Shareholders”).

Confirmation of Agreement and Implementation
     Section 1. The Side Agreement Parties confirm that all actions required by the Side Agreement have been completed and that they are ready to implement the City’s selected option with respect to the ownership and operation of Second Century.
     Section 2. Showboat Marina Partnership, for itself and on behalf of Showboat Marina Casino Partnership, and/or any related company (“Gaming Licensee”), agrees that the Gaming Licensee shall retain the obligation to fund Second Century on behalf of the City and as required by the Permanent License issued by the Indiana Gaming Commission, which funding is set at 0.75% of adjusted gross gaming revenues, but shall have no interest in Second Century. Neither the Side Agreement nor this Confirmation is intended to alter such funding commitment under the Permanent License, and the Gaming Licensee has no obligation to Second Century in addition to such funding commitment.
     Section 3. The City and the Side Agreement Parties agree that the City has the sole responsibility for assuring that Second Century will perform the duties described in the development agreement between the City and Showboat Marina Partnership. All projects to be constructed by Second Century are subject to the prior approval of the City and must conform to the City’s comprehensive plan.
     Section 4. Stock of Second Century will be issued to the those individuals and/or entities designated by Michael A. Pannos and Thomas S. Cappas other than the Withdrawing Shareholders (i)that were shareholders in Waterfront immediately prior to the transfer of the stock of those shareholders to Harrah’s Operating Company, Inc. or (ii) that are directly or indirectly affiliated with such former shareholders and so designated by such shareholders in (i) above Stock of Second Century may not be issued to or held by any individual or entity who has an ownership interest in the Project.
     Section 5. The Side Agreement Parties and the City shall cooperate in obtaining all consents and approvals required by the Indiana Gaming Commission and any other applicable regulatory authorities. and in consummating the agreements herein in connection with the disposition of Second Century pursuant to the letter of the City set forth in Exhibit A and this Confirmation.
     Section 6. The Confirmation is governed by Indiana law.
     Section 7. This Confirmation may be executed in multiple counter parts each of which shall be deemed an original.

     In witness of this Confirmation, the Side Agreement Parties and the City have caused the Confirmation to be duly executed as of the date first written above.

SHOWBOAT MARINA PARTNERSHIP

By SHOWBOAT INDIANA INVESTMENT LIMITED PARTNERSHIP,
its Managing Partner

By SHOWBOAT INDIANA, INC., its
General) Partner,

By: /s/ Dee A. Wallace

Name: Dee A. Wallace
Title: Assistant Secretary

WATERFRONT ENTERTAINMENT AND
DEVELOPMENT, INC.

By	/s/ Michael A. Pannos

Name:	Michael A. Pannos

Title:

/s/ Michael A. Pannos

Michael A. pannos

/s/ Thomas S. Cappas

Thomas S. Cappas

CITY OF EAST CHICAGO

By	/s/ John D. Artis

Name:	John D. Artis

Title:	Executive Director, East Chicago Redevelopment

Exhibit A: City Letter and Report
[Signature Page to Confirmation of Agreement and
Implementation: East Chicago Second Century, Inc.]

MEMORANDUM OF UNDERSTANDING
     It is intended that this document serve as a Memorandum of Understanding (“MOU”) resulting from a meeting held on the 25th day of August, 2000 held at the Mayor’s Conference Room in East Chicago, Indiana between representatives of Showboat Marina Casino Partnership t/a Harrah’s East Chicago, (“Harrah’s”) and representatives of the City of East Chicago, Indiana (“City”).
     Present on behalf of Harrah’s was Joe Domenico, Senior Vice-President and General Manager, and Roy Evans,. Director of Finance, present on behalf of the City was James Fife, Special Assistant to the Mayor, Dr. Tim Raykovich, Special Assistant to the Mayor, Robert Hoggs, Mayor’s Chief of Staff, Kimberly Julkes, Director of Planning, John D. Artis, Director of the East Chicago Department of Redevelopment (“Redevelopment Department”), George Weems, Business Development, Kevin Pastrick consultant to the Mayor, Gilbert Diaz, Building Commissioner, Russell G. Taylor, representing East Chicago Community Foundation, Inc. and Twin City Education Foundation, inc., and Joseph E. Constanza, attorney for the East Chicago Redevelopment Commission.
     The meeting was conducted by James Fife.

I.
Continuation of Existing Economic Incentive Agreements
     Mr. Fife noted that in prior discussions with representatives from Harrah’s it had been agreed that the economic incentives originally committed to by the Showboat Marina Partnership for the gaming project (“Project”) would be continued by Harrah’s during the term of the gaming license in East Chicago (“Term”). These economic incentives are more particularly described in a letter dated April 8, 1994 from Showboat Marina Partnership (“Showboat”) to Robert A.
Pastrick and subsequent letter dated April 18, 1985 (collectively, the “Commitment Letters”). Harrah’s, per Mr. Domenico agreed that it would, during the Term, honor the terms of the Commitment Letters,including but not limited to contributing:
1.	3% of its adjusted gross receipts in equal shares to the City, the Twin City Education Foundation, Inc., and the East Chicago Community Foundation, Inc., and

2.	0.75% of its adjusted gross receipts to East Chicago Second Century, Inc. Mr. Fife, on behalf of the City, commended Harrah’s for its continued commitment to the economic and well-being development of the City of East Chicago.

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Nothing in this paragraph is intended to modify, expand or increase the commitments set forth in the letters of 4/8/94 and 4/18/95, it being the intention of the parties only to memorialize their understanding that;
1.	the commitments set forth in the first paragraph of the letter of 4/18/95 have been completely fulfilled. The commitments set forth at numbered paragraphs 1 through 4 of said letter, however, have not yet been completely fulfilled and that Harrah’s intends to fulfill them during the Term. The parties also understand that the commitments set forth at paragraphs 1 and 2 of said letter are to be satisfied by funds of East Chicago Second Century, Inc., which funds are included in the .75% of gross gaming revenue contributed by Harrah’s pursuant to paragraph B of the letter of 4/8/94.

2.	the commitments set forth at paragraphs A and B of the letter of 4/8/94 have been fulfilled on a continuing basis to date and Harrah’s will continue to fulfill them upon the same terms during the Term of this MOU. All of the other commitments set forth In said letter of 4/8/94 have been completed or superceded. The City, however, will continue to abide by Paragraph D of said letter.

3.	the parties further acknowledge their understanding and agreement that SMCP’s commitment as set forth in paragraphs 1 and 2 on page 2 of this MOU (a total commitment of 3.75% of the adjusted gross receipts during the Term of this MOU) Is based on the assumption that

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SMCP is and will continue to be the sole holder of a gaming license within the City of East Chicago. This commitment will continue for so long as this status quo continues.
II.
Employment
     The parties agreed to continue to achieve the goal of maximizing the number of East Chicago residents employed at the Project. Harrah’s, per Mr. Domenico, reaffirmed its promise under the Commitment Letters to provide during the Term training scholarships in the form of cost-free training residents of East Chicago who are hired as employees of the Project. Harrah’s also agreed to continue during the Term its program of preferential hiring of East Chicago residents.
     Harrah’s agreed to develop a hotel employee-training program. Harrah’s also agreed to verify residency of applicants in coordination with the City and track the employment of East Chicago residents and to report such information to the City periodically, but not less frequently than semi-annually.
     Mr. Domenico outlined Harrah’s training program and agreed to participate in the marketing of Harrah’s employee training program to City residents and to provide advance notice to East Chicago residents of employment opportunities.
     Mr. Artis also discussed the Empowerment Zone assessment and certification process under the terms of which East Chicago residents are certified.

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     Nothing herein or in the discussion described herein is or was intended to require Harrah’s to utilize any particular third party service provider which it may do in its sole, unfettered and absolute discretion.
III.
Intentionally Omitted
IV.
Hotel Development
     The Parties understand that Harrah’s would not undertake to construct a hotel adjacent to the gaming facility unless it can obtain the benefits of a certain level of real property tax abatement (“Abatement”) and of tax incrementing financing (“TIF”) for certain infrastructure improvements benefiting the Hotel. The Redevelopment Department agreed to recommend to the East Chicago Redevelopment Commission (“Commission”) at its next meeting of the adoption of a Declaratory Resolution to establish a TIF district that would include the boundaries of the Hotel and other property deemed appropriate for inclusion by the City (“TIF District”). The Redevelopment Department agreed to seek a Commission meeting on August 30, 2000 to consider the issue and express its support. The City expressed its intent that, if the TIF District were adopted and Harrah’s developed the Hotel as contemplated, it would support the expenditure of tax increment revenues from the TIF District, as and when they became available, to construct infrastructure, such as curbs, lighting, signals, landscaping, sidewalks and the like, for the benefits of the Hotel and East Chicago.

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V.
Abatement
     Mr. Domenico agreed to propose a schedule of Abatement for the Hotel. The City agreed to consider support for the Abatement depending upon its review of the schedule submitted. Assuming the City’s support for Abatement, the City would recommend to the Common Council the adoption of an ordinance to provide Abatement for the Hotel.
VI.
Permits
     Harrah’s agreed to work with and provide all necessary and appropriate documents and other materials to the City Planner, Building Commissioner and other officials of the City so as to enable all permits and approvals for the construction of the Hotel to be processed. The City agrees to cooperate with Harrah’s in processing and expediting all permits and approvals for the Hotel. Harrah,s acknowledged that but for obtaining the requisite approvals and permits it would not develop the Hotel.

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VII.
Marina Easement
     Harrah’s will grant to the City a marina access easement substantially in the form of the easement document attached hereto as Exhibit A.
VIII.
Construction of Hotel
     Harrah’s agreed to use its best efforts to engage local contractors and suppliers for the construction of the Hotel and all other construction during the Term. Harrah’s agreed to comply and agreed to cause its contractors, construction managers and subcontractors to comply with all applicable local ordinances, including but not limited to those relating to affirmative action and equal employment opportunities.
IX.
Communication
     Harrah’s agreed to communicate regularly with representatives and officials of the City respecting the progress of the Hotel and any other construction project during the Term and to coordinate activities respecting the same with City officials so as to minimizing disruption of or impact on municipal operations and services.

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X.
Miscellaneous
     The persons executing this MOU are authorized to enter into it and to make these agreements on behalf of their respective parties. This MOU will be governed by Indiana law. If any provisions of the MOU is held unenforceable, the other terms shall remain in force. The Term shall be coextensive with the existing term of the gaming license in East Chicago and all renewals, extensions and replacements thereof. This MOU shall be binding on and inure to the parties’ successors and assigns. In accordance with Indiana Gaming Commission regulations 68 IAC 1-4-1, Section 1 (d), this MOU may subsequently be disapproved by the Indiana Gaming Commission in accordance with its rules.
     Dated this 25th day of August, 2000.

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CITY OF EAST CHICAGO

By:	/s/ Robert A. Pastrick

Robert A. Pastrick, Mayor

SMCP, t/a Harrah’s East Chicago

By:	/s/ Joseph A. Domenico

Joseph Domenico Senior Vice President and General Manager

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